Exhibit 4.3

Harley-Davidson, Inc.

Employee Stock Purchase Plan

The following question and answer statements define the full provisions of the Plan.

1. What is the purpose of the Plan?

The purpose of the Plan is to provide regular full- and part-time U.S. employees of Harley-Davidson, Inc. and its subsidiaries (“Harley-Davidson”) with a simple and convenient method of purchasing Harley-Davidson, Inc. Common Stock through payroll deductions without paying brokerage commissions and fees.

2. Who is eligible to join the Plan?

All current regular full- and part-time U.S. employees of Harley-Davidson are eligible to participate in the Plan, including those who have been participating in our predecessor employee stock purchase plan that Computershare maintained. Generally, all regular full- and part-time U.S. employees of Harley-Davidson are eligible to participate in the Plan as soon as administratively possible upon hire. For purposes of the Plan, an adult means a person who has attained the legal age of majority in their state of residence.

Employees will receive enrollment information upon becoming eligible for the Plan.

Eligible employees may enroll in the Plan by contacting the Record Keeper.

3. Who administers the Plan?

Harley-Davidson administers the Plan. The Record Keeper will provide recordkeeping and administrative services for Harley-Davidson, including handling enrollments. If the Record Keeper is terminated or ceases to act as the Record Keeper under the Plan, Harley-Davidson will designate its successor and you will be promptly notified of the change. The Record Keeper will also act as our broker to purchase Common Stock that we will in turn resell to you under the Plan.

4. What are the advantages of the Plan?

You have the advantage of purchasing shares of Common Stock at the market price at the time of the purchase of the shares through payroll deductions of a minimum of $5.00 per pay period.

You do not pay any brokerage commissions, fees or other charges in connection with purchases of Common Stock through payroll deductions under the Plan. We will use your accumulated deductions in the Plan each month to purchase shares of Common Stock that we will then resell to you so long as we can sell at least one full share to you. When shares are purchased for you, the shares will be put into your Brokerage Account.

5. What is my Brokerage Account?

A Brokerage Account is an individual brokerage account that will be opened for you with the Record Keeper when you enroll in the Plan to manage your Plan participation. If you already have an existing individual Brokerage Account with the Record Keeper, then that existing account will be used to manage your Plan participation. The Record Keeper will hold shares of Common Stock that you acquire under the Plan in your Brokerage Account. Otherwise, the operation of your Brokerage Account, including sales of shares, occurs outside the Plan.

Within your Brokerage Account is a “central” money market account. This money market account holds your liquid assets (cash) until they are invested or you withdraw them. In addition, if you receive cash dividends on your Common Stock, then the dividends will be deposited into this money market account within your Brokerage Account (unless you elect to reinvest them).

To initiate a transaction in your Brokerage Account, contact the Record Keeper.

6. When may employees enroll in the Plan?

Employees may enroll in the Plan when they are eligible to do so. Employees who have been participating in our predecessor employee stock purchase plan that Computershare maintained will need to re-enroll to participate in the Plan. Payroll deductions generally will begin within one to two pay periods after enrolling or making an enrollment election or change.

Eligible employees can enroll in the Plan via the Record Keeper’s Web site or by calling the Record Keeper at the toll free number that the Record Keeper provides.

7. How are payroll deductions started?

You may purchase Common Stock through automatic deductions from your pay after you have enrolled in the Plan. When you enroll in the Plan, you will designate the amount of payroll deductions that will be applied to the purchase of Common Stock under the Plan. Payroll deductions must be for a minimum of $5.00 per pay period. At all times until payroll deductions are invested in Common Stock, the payroll deductions will be part of the general funds of Harley-Davidson. They will not be held in a separate account, and the amounts will not bear interest.

By the 10th day of each month, Harley-Davidson will deliver all amounts deducted for the preceding month to the Record Keeper, and the Record Keeper will use the funds and remaining payroll deductions from previous months to purchase shares of Common Stock for Harley-Davidson. That same day, Harley-Davidson will transfer the shares to you and other Plan participants, with the Record Keeper allocating shares to each Plan participant based on the amounts of funds that Harley-Davidson has delivered to the Record Keeper that are attributable to each participant, and the Record Keeper will hold those shares for you in your Brokerage Account. However, if the amount of your payroll deduction contributions that Harley-Davidson has delivered to the Record Keeper is not sufficient to purchase one full share at the time of each purchase of Common Stock, then your contributions will be held until a minimum of one full share can be purchased for you.

8. How are payroll deductions changed?

You may increase, decrease or stop the amount of payroll deductions at any time via the Record Keeper’s Web site or by contacting the Record Keeper. Changes will be effective within one to two pay periods after electing a payroll deduction change.

9. How are optional cash payments made?

Optional cash deposits to the Plan are no longer available under the Plan.

You can make additional purchases of Common Stock outside of the Plan through your Brokerage Account.

10. Will I incur any fees or expenses?

All costs related to Plan administration and the purchase of shares through payroll deductions are paid by Harley-Davidson. You are responsible for brokerage commissions and fees if you choose to have the Record Keeper sell your shares in your Brokerage Account, which would occur outside of the Plan.

11. When will purchases of Common Stock under the Plan be made?

By the 10th day of each month, Harley-Davidson will deliver all amounts deducted for the preceding month to the Record Keeper, and the Record Keeper will use the funds and remaining payroll deductions from previous months to purchase shares of Common Stock for Harley-Davidson. That same day, Harley-Davidson will transfer the shares to you and other Plan participants, with the Record Keeper allocating shares to each Plan participant based on the amounts of funds that Harley-Davidson has delivered to the Record Keeper that are attributable to each participant, and the Record Keeper will hold those shares for you in your Brokerage Account.

12. How will shares be purchased and what will be the price of shares of Common Stock purchased under the Plan?

In making purchases for Harley-Davidson, the Record Keeper will use all amounts that Harley-Davidson deducted for the preceding month and remaining payroll deductions from previous months. The Record Keeper will purchase outstanding shares of Common Stock on one or more securities exchanges where the Common Stock is traded, in the over-the-counter market or in negotiated transactions at such prices and on such terms as the Record Keeper, in its sole discretion, determines. Common Stock prices fluctuate by the minute depending upon the supply and demand of the stock. The applicable purchase price will be the average price paid for all Common Stock purchases using funds from payroll deductions each month.

13. How many shares will be purchased for each Plan participant?

Payroll deductions will be held by Harley-Davidson pending delivery to the Record Keeper. By the 10th day of each month, Harley-Davidson will deliver all amounts deducted for the preceding month to the Record Keeper.

However, if the amount of your payroll deduction contributions that Harley-Davidson has delivered to the Record Keeper is not sufficient to purchase one full share at the time of each purchase of Common Stock, then your contributions will be held until a minimum of one full share can be purchased for you. Once a minimum of one full share has been reached, your Brokerage Account will be credited with the result obtained (including fractions) by dividing total payroll contributions that have been held by the applicable purchase price. The applicable purchase price will be the average price paid for all share purchases using funds from payroll deductions each month.

14. Does Harley-Davidson or the Record Keeper pay interest on payroll deductions awaiting investment?

No.

15. Can stock certificates be issued to me for Common Stock purchased through the Plan?

No. All shares of Common Stock are held on your behalf in your Brokerage Account.

16. Is there a cost to buy shares?

You will not incur fees for the purchase of shares in the Plan via payroll deductions.

17. Can I receive a refund of deductions that Harley-Davidson or the Record Keeper is holding to purchase shares for me?

No. Payroll deductions will be held by Harley-Davidson until it delivers them to the Record Keeper. The Record Keeper will use those funds and remaining payroll deductions from previous months to purchase shares of Common Stock for Harley-Davidson. That same day, Harley-Davidson will transfer the shares to you and other Plan participants, with the Record Keeper allocating shares to each Plan participant based on the amounts of funds that Harley-Davidson has delivered to the Record Keeper that are attributable to each participant, and the Record Keeper will hold those shares for you in your Brokerage Account. However, if the amount of your payroll deduction contributions that Harley-Davidson has delivered to the Record Keeper is not sufficient to purchase one full share at the time of each purchase of Common Stock, then your contributions will be held until a minimum of one full share can be purchased for you. At the end of each year, if there remain amounts held on our behalf that are attributable to you, then the Record Keeper will deliver those amounts to your Brokerage Account.

18. How is participation in the Plan terminated?

If you are an active employee, then you can stop your contributions to the Plan by changing your deduction to zero by contacting the Record Keeper either online or via a Record Keeper Stock Plan Services Representative. If you terminate participation in the Plan at a time that there are amounts that Harley-Davidson has deducted from your payroll that the Record Keeper has not used to purchase Common Stock for you, then the amounts will be treated the same as any other amounts under the Plan. At the end of each year, if there remain any such amounts attributable to you, then the Record Keeper will deliver those amounts to your Brokerage Account.

If you stop contributing to the Plan, you can continue to maintain your Brokerage Account with the Record Keeper.

You may also sell the Common Stock in your Brokerage Account, although this will occur outside the operation of the Plan.

Your participation in the Plan is personal to you as an employee of Harley-Davidson. You may not assign your interest in the plan.

19. What happens if Harley-Davidson issues a stock dividend or declares a stock split?

Any Common Stock distributed as a result of a stock dividend or stock split by Harley-Davidson on full or fractional shares credited to your Brokerage Account will be added to your Brokerage Account.

20. How will Common Stock held in the Plan be voted at shareholder meetings?

Common Stock that you acquire under the Plan will be held in your Brokerage Account and will be voted as you direct. You will receive a proxy card covering the whole shares held in your Brokerage Account.

21. What happens when a Plan participant terminates employment with Harley-Davidson or dies?

An employee who terminates will be withdrawn from the Plan. The former employee’s shares will remain in his or her Brokerage Account under the terms of that account.

If you die, then the Record Keeper will continue to hold your shares in the Brokerage Account under the terms of that account.

If you terminate employment or die at a time that there are amounts that Harley-Davidson has deducted from your payroll that the Record Keeper has not used to purchase Common Stock for you, then the amounts will be treated the same as any other amounts under the Plan. At the end of each year, if there remain any such amounts attributable to you, then the Record Keeper will deliver those amounts to your Brokerage Account.

If you terminate your employment with Harley-Davidson, you can continue to maintain your Brokerage Account with the Record Keeper.

22. How much should a participant invest through the Plan?

Any purchase of the common stock of a publicly traded company, including Harley-Davidson, involves a degree of stock market risk. The value of a public company’s common stock can increase or decrease for many different reasons, some of which may be unrelated to the company’s performance. The amount, if any, that you should invest in Common Stock through the Plan is dependent upon your individual circumstances.

23. Is there a guarantee against loss under the Plan?

No. There is no guarantee against loss due to market fluctuations. You should recognize that neither Harley-Davidson nor the Record Keeper can assure you a profit or protect you against a loss on the shares you purchase under the Plan. In seeking the benefits of share ownership, you must also accept the risks.

Further, the price of Common Stock may change from the time funds are deducted from your payroll and the time purchases of Common Stock are made with those funds.

24. Who interprets and regulates the Plan?

Harley-Davidson has the right to interpret and regulate the Plan as it deems desirable or necessary. Neither Harley-Davidson nor the Record Keeper will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) with respect to the prices at which shares or fractional shares of Common Stock are purchased and the times at which purchases are made or (b) for any change in the market price before or after the purchase of shares or fractional shares of Common Stock.

The Plan shall be interpreted in accordance with the laws of the State of Wisconsin and the regulations of the New York Stock Exchange.

25. May the Plan be changed or discontinued?

Harley-Davidson reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any suspension, material modification or termination. Upon termination of the Plan by Harley-Davidson, you have the options available in Question #18.

26. What reports will be sent to Plan participants?

You will receive quarterly statements from the Record Keeper. You will also receive a confirmation in any month during which transactions have been made in your account.

In addition, if you have Common Stock in your Brokerage Account, you will receive communications provided to Harley-Davidson shareholders generally.

27. Where should inquiries regarding the Plan be directed?

For inquiries that cannot be addressed by the Record Keeper, Harley-Davidson should be contacted at:

Harley-Davidson, Inc.

Attn: Employee Stock Purchase Plan

3700 W. Juneau Ave

P.O. Box 653

Milwaukee, WI 53201

(414) 343-7579

HD-TotalCompensation@harley-davidson.com

28. Is account assistance available?

Yes, you can receive current account information by contacting the Record Keeper.